Exhibit 99.1

BioAtla Announces Change in Executive Leadership

SAN DIEGO, February 27, 2023 – BioAtla, Inc. (Nasdaq: BCAB), a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics for the treatment of solid tumors, today announced that its President, Scott Smith, will be leaving the Company to pursue a new opportunity as Chief Executive Officer at Viatris (Nasdaq: VTRS), a large, global healthcare pharmaceutical company. Scott will continue his relationship with BioAtla by serving as a Board of Directors member for the Company.

“We extend our sincere thanks to Scott for his important contributions since joining the Company in 2018 and wish him well in his new endeavor,” said Jay M. Short, Ph.D., Chairman, Chief Executive Officer and co-founder of BioAtla. “Scott’s extensive experience in biotechnology and pharmaceutical executive leadership roles has helped the expansion of the Company’s operations and advancement of our pipeline and clinical programs. We are pleased Scott will continue as a Board member for BioAtla, as his expertise, knowledge, vision, energy, and passion will be invaluable to our Company.”

“It has been a privilege working with the amazing group of colleagues at BioAtla. I am proud of all that BioAtla has accomplished and the impact the Company continues to make in its mission to improve patients’ lives. I am looking forward to continuing my relationship with BioAtla as a Board member and excited about the Company’s evolving CAB product portfolio,” said Scott Smith.

About BioAtla®, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and in Beijing, China through our contractual relationship with BioDuro-Sundia, a provider of preclinical development services. Utilizing its proprietary Conditionally Active Biologics (CAB) technology, BioAtla develops novel, reversibly active monoclonal and bispecific antibodies and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has extensive and worldwide patent coverage for its CAB technology and products with 704 patents (430 issued, 5 allowed, and 269 pending). Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. BioAtla has two first-in-class CAB programs currently in Phase 2 clinical testing, mecbotamab vedotin, BA3011, a novel conditionally active AXL-targeted antibody-drug conjugate (CAB-AXL-ADC), and ozuriftamab vedotin, BA3021, a novel conditionally active ROR2-targeted antibody-drug conjugate (CAB-ROR2-ADC). The Phase 1 stage CAB-CTLA-4 antibody, BA3071, is a novel CTLA-4 inhibitor designed to reduce systemic toxicity and potentially enable safer combination therapies with checkpoint inhibitors such as anti-PD-1 antibody. The Company’s first clinical stage bispecific antibody, BA3182, targets EpCAM prevalent on many adenocarcinomas while engaging human CD3 expressing T cells. To learn more about BioAtla, Inc. visit www.bioatla.com.

Forward-looking statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words. Examples of forward-looking statements include, among others, statements we make regarding our business plans and prospects, including whether our clinical trials will support registration; results, conduct, progress and timing of our research and development programs and clinical trials; expectations with respect to enrollment and dosing in our clinical trials, plans regarding future data updates, clinical trials, regulatory meetings and regulatory submissions; the potential regulatory approval path for our product candidates; expectations about the sufficiency of our cash and cash equivalents; and expected R&D and G&A expenses. Forward-looking statements are based on BioAtla’s current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: potential delays in clinical and pre-clinical trials due to the global COVID-19 pandemic; other potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, or regulatory approval dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; whether regulatory authorities will be satisfied with the design of and results from the clinical studies or take favorable regulatory actions based on results from the clinical studies; our dependence on the success of our CAB technology platform; our ability to enroll patients in our ongoing and future clinical trials; the success of our current and future collaborations with third parties; our reliance on third parties for the manufacture and supply of our product candidates for clinical trials; our reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 28, 2022 and in our Quarterly Reports on Form 10-Q filed with the SEC on May 5, 2022, August 9, 2022 and November 4, 2022 and our other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and BioAtla undertakes no duty to update such information except as required under applicable law.

Internal Contact:

Richard Waldron

Chief Financial Officer

BioAtla, Inc.

rwaldron@bioatla.com

858.356.8945

External Contact:

Bruce Mackle

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com